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                                                                EXHIBIT 5.1
                                August 29, 1996



Hollywood Casino Corporation
13455 Noel Road, Suite 2200
Dallas, Texas 75240

     Re:  Hollywood Casino Corporation

Gentlemen:

     We have acted as special counsel to Hollywood Casino Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 3,150,000 shares of Class A Common Stock, par value $.0001 per share (the "Common Stock"), of the Company that may be issued pursuant to the Hollywood Casino Corporation 1996 Long-Term Incentive Plan and the Hollywood Casino Corporation 1996 Non-Employee Director Stock Plan (collectively, the "Plans"). The law covered by the opinions expressed herein is limited to the Federal law of the United States and the General Corporation Law of the State of Delaware.

     In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plans and the granting of awards thereunder; (iii) the Plans and the forms of award agreements pertaining thereto; and (iv) such other documents as we have deemed necessary for the expression of the opinions contained herein.

     In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that the exercise prices of all stock options that may be granted under the Plans will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion,
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Hollywood Casino Corporation
August __, 1996
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where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws (as amended), minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 3,150,000 shares of Common Stock covered by the Registration Statement which may be issued from time to time pursuant to awards duly granted or which may be duly granted in accordance with the terms of the Plans have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plans and the related award agreements, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption, "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                    Very truly yours,

                                    /s/ HAYNES AND BOONE, L.L.P.

                                    Haynes and Boone, L.L.P.